Exhibit 5.1

June 18, 2020

Zomedica Pharmaceuticals Corp.

We have acted as Canadian counsel for Zomedica Pharmaceuticals Corp., a corporation organized under the laws of the Province of Alberta (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to resale or other disposition of certain Common Shares of the Company (the “Common Shares”) issuable as follows:

(a)	up to 20,833,334 Common Shares (the “Series A Warrant Shares”), upon the exercise of Common Share purchase warrants (the “Series A Warrants”) issued by the Company pursuant to a private placement completed in February, 2020 (the “February Placement”), which Series A Warrants are dated February 12, 2020;

(b)	up to 1,041,667 Common Shares (the “February Placement Agent Warrant Shares”), upon the exercise of certain placement agent warrants (the “February Placement Agent Warrants”) issued by the Company in connection with the February Placement and a registered offering under the Securities Act concurrently effected by the Company, which February Placement Agent Warrants are dated February 12, 2020; and

(c)	up to 1,666,667 Common Shares (the “April Placement Agent Warrant Shares”, and together with the Series A Warrant Shares and the February Placement Agent Warrant Shares, the “Warrant Shares”) upon the exercise of certain placement agent warrants (the “April Placement Agent Warrants”, and together with the Series A Warrants and the February Placement Agent Warrants, the “Warrants”) issued by the Company pursuant to a registered offering in April 2020, which April Placement Agent Warrants are dated April 9, 2020.

An aggregate of 23,541,668 Warrant Shares are issuable upon the exercise of the Warrants.

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Warrant Shares, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereof and By-laws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the creation, issue and sale of the Warrants; (iii) the executed Series A Warrants, February Placement Agent Warrants and the April Placement Agent Warrants; (iv) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also relied upon a certificate of status dated June 15, 2020 issued by the Registrar of Corporations for Alberta.

We have assumed that the Warrants are valid and binding obligations of the parties thereto under applicable law.

Based upon the foregoing, we are of the opinion that:

(a)	the Series A Warrant Shares, when issued upon due exercise of the Series A Warrants pursuant to the terms and conditions of the Series A Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable;

(b)	the February Placement Agent Warrant Shares, when issued upon due exercise of the February Placement Agent Warrants pursuant to the terms and conditions of the February Placement Agent Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable; and

(c)	the April Placement Agent Warrant Shares, when issued upon due exercise of the April Placement Agent Warrants pursuant to the terms and conditions of the April Placement Agent Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable.

Our opinion is given as of the date hereof and we assume no obligation to update our opinion. Further, our opinion is provided only to the addressee, and we have no responsibility or obligation to consider the accuracy or the correctness of this opinion to any other person other than the addressee.

It is understood that this opinion is to be used only in connection with the reoffer or other disposition of the Warrant Shares while the Registration Statement is in effect.

We are authorized to practice law in the Province of Alberta. The opinions set forth in this letter are limited solely to the laws of the Province of Alberta and the laws of Canada applicable therein, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP